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                                   Law Offices
                           Drinker Biddle & Reath LLP
                       Philadelphia National Bank Building
                              1345 Chestnut Street
                           Philadelphia, PA 19107-3496
                            Telephone: (215) 988-2700
                                  Telex: 834684
                               Fax: (215) 988-2757



                                  May 29, 1997



Municipal Fund for California Investors, Inc.
Bellevue Park Corporate Center
400 Bellevue Parkway, Suite 100
Wilmington, Delaware  19809


      Re:   Post-Effective Amendment No. 18 to Registration
            Statement on Form N-1A for Municipal Fund for
            California Investors, Inc. (Registration Nos. 2-79510;
            811-3574)


Gentlemen:

            We have acted as counsel for Municipal Fund for California Investors, Inc., a Maryland corporation (the "Company"), in connection with the registration of 679,204,611 shares of Common Stock ("Shares"), pursuant to Post-Effective Amendment No. 18 to the Company's Registration Statement under the Securities Act of 1933. The registration of such Shares has been made in reliance upon Rule 24e-2 under the Investment Company Act of 1940. The Company is an open-end investment company authorized to issue a total of three billion shares of Common Stock, par value $.001 per share, of which two billion, three hundred million shares were classified as Class A Common Stock, three hundred million shares were classified as Class A Common Stock-Special Series 1, three hundred million shares were classified as Class A Common Stock-Special Series 2, eighty million shares were classified as Class B Common Stock, ten million shares were classified as Class B Common Stock-Special Series 1 and ten million shares were classified as Class B Common Stock-Special Series 2 at all times during the fiscal year ended January 31, 1997 and remain so classified as of the date of this opinion.

            We have reviewed the Company's Charter, its By-Laws, resolutions adopted by its Board of Directors and shareholders
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Municipal Fund for California
  Investors, Inc.
May 29, 1997
Page 2

and such other legal and factual matters as we have deemed appropriate and we have relied on information in Post-Effective Amendment No. 18 to the Company's Registration Statement.

            On the basis of the foregoing, we are of the opinion that the foregoing 679,204,611 shares of Common Stock, when issued for payment as described in the Company's Prospectus, will be validly issued, fully paid and non-assessable by the Company.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 18 to the Company's Registration
Statement.

            Additionally, we hereby consent to the use of our name and to the references to our firm under the caption "Counsel" in the Statement of Additional Information included in Post-Effective Amendment No. 18 to the Registration Statement (Nos. 2-79510; 811-3574) on Form N-1A of Municipal Fund for California Investors, Inc. under the Securities Act of 1933 and the Investment Company Act of 1940, respectively. This consent does not constitute a consent under Section 7 of the Securities Act of 1933, and in consenting to the use of our name and the reference to our firm under such caption we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,



                              /s/ Drinker Biddle & Reath LLP
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                              Drinker Biddle & Reath LLP